Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 3, 2002

Dear Sir/Madam:

        We have read Item 9 included in this Form 10-K/A dated April 3, 2002, of Valero L.P. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP